Met/Artisan International Portfolio

Amendment No. 47 to the Management Agreement by and between Met Investors Series Trust (the Registrant) on behalf of the Met/Artisan International Portfolio, and MetLife Advisers, LLC, is hereby incorporated by reference to the filing by the Registrant of such agreement in Post-Effective Amendment No. 68 on Form N-1A filed with the Securities and Exchange Commission on April 24, 2014.

The Investment Subadvisory Agreement for Met/Artisan International Portfolio by and between MetLife Advisers, LLC and Artisan Partners Limited Partnership, is hereby incorporated by reference to the filing by the Registrant of such agreement in Post-Effective Amendment No. 68 on Form N-1A filed with the Securities and Exchange Commission on April 24, 2014.